Exhibit 15.1

Consent Letter

北京大成律师事务所 北京市朝阳区朝阳门南大街10号 兆泰国际中心B座16-21层 邮编：100020	16-21F, Tower B ZT International Center No.10, Chaoyangmen Nandajie Chaoyang District 100020, Beijing, China

dentons.cn

January 19, 2026

To： Zenta Group Company Limited

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Zenta Group Company Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the filing of annual report on Form 20-F for the fiscal year ended September 30, 2025 (the “Annual Report”).

We hereby consent to the reference to our name in Company’s Annual Report, which will be filed by Company in the month of January 2026 with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

This consent is rendered solely to you for the filing of Annual Report and may not be used for any other purpose.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP